Exhibit 99.2

Motorola Announces Next Generation Push to Talk Platform for iDEN Technology

SCHAUMBURG, III. – 16 December 2004 – Motorola, Inc. (NYSE: MOT) today announced that it has entered into an agreement with Nextel Communications Inc. (NASDAQ: NXTL) to implement Next Generation Dispatch (NGD), a new Internet Protocol (IP)-based Push-To-Talk (PTT) call processing engine. The NGD solution used with Motorola’s iDEN technology is designed to replace the call processing system currently used in Nextel’s nationwide network.

“The Next Generation Dispatch solution will significantly simplify the iDEN PTT architecture, increase the efficiency of PTT services, and expand network capacity for Nextel’s rapidly growing nationwide network,” said Adrian Nemcek, president of Motorola’s Networks business. “NGD also has the ability to extend its functional operation to enable seamless interoperability for IP-based PTT services on 3G broadband networks that utilize CDMA 1XRTT and EV-DO technology.”

“The Next Generation Dispatch solution will enhance Nextel’s high quality PTT services by driving greater network efficiencies and product flexibility. It will also provide the added benefit of more easily bridging multiple radio access technologies such as CDMA or OFDM,” said Nextel’s Executive Vice President and Chief Technology Officer Barry West. “We look forward to working with Motorola to implement this new and innovative technology.”

The NGD development contract includes development of the new IP based PTT server solution, associated hardware needed to deploy the solution in Nextel’s largest markets, plus the development of an All Frame Relay backhaul solution from cell sites to the switching core. NGD will replace legacy PTT call processors, voice duplication equipment and router equipment used in the current architectural design.

The NGD agreement includes the development of technology that will enable Nextel to convert its cell site transport facilities to an All Frame Relay IP based network, which is designed to increase the capacity of existing T1 span lines by reducing Nextel’s operating expense. Commercialization is scheduled to commence in the first half of 2006.

About Motorola

Motorola is a FORTUNE 100 global communications leader that provides seamless mobility products and solutions across broadband, embedded systems and wireless networks. In your home, auto, workplace, and all spaces in between, seamless mobility means you can reach the people, things and information you need, anywhere, anytime. Seamless mobility harnesses the power of technology convergence and enables smarter, faster, cost-effective and flexible communication. Motorola had sales of US$27.1 billion in 2003. For more information: www.motorola.com.

Motorola’s iDEN technology is currently deployed in 18 countries around the globe with approximately 21 million customers enjoying the benefits of a single handset that offers one-to-one PTT service; simultaneous PTT service to multiple individuals or groups; telephone interconnect service; short-messaging; and wireless internet data service.* Current models of iDEN handsets offer a full range of features including global positioning satellite (GPS) technology, DirectTalkSM off network walkie talkie, cameras, color displays, speakerphone, voice recorder, voice dialing and downloadable ring tones in competitively sized and designed handsets including ruggedized versions for industrial and outdoor use. For further information on iDEN handsets, visit www.motorola.com/iden.

Business Risks:

Statements in this press release that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Such forward-looking statements include statements about: the value of the NGD agreement, the expected performance of the new IP-based PTT call processing engine and related software, and the timing of commercial introduction of new products. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: performance risks associated with the development and rollout of new technology and software; unforeseen delays in the commercialization or deployment of the technology; regulatory changes adversely impacting the use or performance of iDEN technology; competition from other service providers offering similar or enhanced services; changes in consumer demand for the services expected to be made available using existing and new iDEN technology; the impact of the proposed merger of Nextel and Sprint was announced December 15, 2004; current economic and political conditions, as well as the economic outlook for the telecommunications industry; and other factors found (i) on pages 76 through 85 of Motorola’s annual report on Form 10-K for the year ended December 31, 2003, in Motorola’s first, second and third quarter 2004 reports on Form 10-Q and in its other filings with the SEC, and (ii) in Nextel’s annual report on Form 10-K for the year ended December 31, 2003 and in Nextel’s first, second and third quarter 2004 reports on Form 10-Q and in its other SEC filings.

Media Contact:

Jennifer Weyrauch

Motorola

Jennifer.Weyrauch@motorola.com

+1 847- 435-5320